EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Factory Card & Party Outlet Corp.:

We consent to the use of our reports dated March 22, 2002, except as to the first paragraph of note 5, which is as of April 8, 2002, with respect to the consolidated balance sheet of Factory Card & Party Outlet Corp. (formerly known as Factory Card Outlet Corp.) and subsidiary as of February 2, 2002 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the fiscal years ended February 2, 2002 and February 3, 2001, and the related financial statement schedule, incorporated by reference herein.

/s/    KPMG LLP

Chicago, Illinois

August 21, 2003